Exhibit 99.1

For Release: December 20, 2010

WILLIAM H. HERNANDEZ ELECTED TO ALBEMARLE BOARD

(Baton Rouge, LA) December 20, 2010 – Albemarle Corporation (NYSE: ALB) announced today that its Board of Directors has elected William H. Hernandez to the Board, effective January 1, 2011.

“A respected industry veteran, Bill’s global financial background and industry insight will bring additional perspectives to an already strong and diverse board of directors,” commented Mark Rohr, Chairman and CEO of Albemarle.

“Bill’s forty years of experience will serve Albemarle and its shareholders well as we position the company to successfully leverage the global opportunities that are before us. We look forward to Bill’s contributions to the board and welcome him to the Albemarle team,” said Rohr.

Hernandez is the retired Senior Vice President, Finance, and Chief Financial Officer of PPG Industries, Inc., a global manufacturer of coatings and specialty products. Prior to assuming these duties in 1995, he served as PPG’s Corporate Controller from 1990 to 1994 and as Vice President and Controller in 1994. From 1974 until 1990, Mr. Hernandez held a number of positions at Borg-Warner Corporation, including Assistant Controller, Chemicals; Controller, Chemicals; Business Director, ABS Polymers; Assistant Corporate Controller; Vice President, Finance and Chief Financial Officer, Borg-Warner Automotive, Inc. Earlier in his career, he was a financial analyst for Ford Motor Company. Hernandez is also a director of Eastman Kodak Company, Black Box Corporation and USG Corporation.

A native of Pittsburgh, Hernandez earned a bachelor’s degree at the University of Pennsylvania’s Wharton School and a master’s in business administration (MBA) at the Harvard University Graduate School of Business Administration.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry. Corporate Responsibility Magazine selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings, and other information regarding the Company, its businesses and the markets we serve.

Albemarle Corporation 451 Florida Street Baton Rouge, Louisiana, USA	1

Media Contact: Ashley Mendoza, (225) 388-7137, Ashley.Mendoza@albemarle.com

Investor Relations Contact: Sandra Rodriguez, (225) 388-7654, Sandra.Rodriguez@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Albemarle Corporation 451 Florida Street Baton Rouge, Louisiana, USA	2